                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in the registration statement of FPA Medical Management, Inc. in this Amendment No. 2 to Registration Statement (File No. 333-32687) of our report dated March 15, 1996, on our audits of the consolidated financial statements of Sterling Healthcare Group, Inc. as of December 31, 1995, and for the year ended December 31, 1995 and for the period from June 1, 1994 to December 31, 1994, which is included in the Annual Report on Form 10-K/A and the Current Report on Form 8-K dated July 31, 1997. We also consent to the reference to our Firm under the caption "Experts."

/s/ COOPERS & LYBRAND L.L.P.
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Coopers & Lybrand L.L.P.

Miami, Florida
September 26, 1997